Execution version

Exhibit 4.1

Registration Rights Agreement

21 September 2012

Fleetmatics Investor Holdings, L.P.

Fleetmatics Group Limited

and

Fleetmatics Group Public Limited Company

Maples and Calder

75 St. Stephen’s Green    Dublin 2    Ireland

Tel +353 1 619 2000    Fax +353 1 619 2001    Dx13 Dublin    maplesandcalder.com

This Deed is made on 21 September 2012

Between:

(1)	Fleetmatics Investor Holdings, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, whose office is at c/o Paget-Brown Trust Company Ltd., Boundary Hall, Cricket Square, P.O. Box 1111, Grand Cayman KY1-1102, Cayman Islands (“Holdings”);

(2)	Fleetmatics Group Limited a company incorporated under the laws of Ireland (registration number 392886), having its registered office at Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24, Ireland (the “Fleetmatics Group ”); and

(3)	Fleetmatics Group Public Limited Company a company incorporated under the laws of Ireland (registration number 516472), having its registered office at Penthouse Suite, Block C, Cookstown Court, Belgard Road, Tallaght, Dublin 24, Ireland (the “Company”),

Holdings, Fleetmatics Group and the Shareholders shall together be “Parties” and each a “Party”.

Whereas:

(A)	The Parties, inter alia, entered into a subscription, share purchase and shareholders’ agreement on 19 November 2010 for the purpose of (i) regulating the future conduct of the business of the Fleetmatics Group; and (ii) regulating the relationship between the holders of the entire issued share capital of the Fleetmatics Group (the Agreement”).

(B)	The Parties wish to record and implement the terms upon which the Parties consent to the termination of clause 10 of the Agreement as set out in this Deed and irrevocably waive all and any rights or claims which they may have, which they may have had in the past or which they may have in the future pursuant to such clause 10 to bring a claim against Fleetmatics Group in respect of such clause 10 of the Agreement.

(C)	Furthermore, the Parties (other than Fleetmatics Group) have each agreed to be a party to this Deed in order to replicate, for the benefit of Holdings, the rights conferred in clause 10 of the Agreement so that they apply in relation to the Company.

Now it is hereby agreed as follows:

1	Definitions and Interpretation

1.1	In this Deed unless the context otherwise requires or unless otherwise specified:

“Articles”	means the articles of association of the Company as amended from time to time;

“Board”	means the board of directors of the Company as constituted from time to time;

“Capital Shares”	means the issued shares in the capital of the Company of whatever class and “Capital Share” means any one of them, in each case to include the Preferred Shares on an as-converted basis;

“Deed of Adherence”	means a deed of adherence to this Deed in the form approved by the Parties;

“Effective Date”	means the date of this Deed;

“Exchange Act”	means the Securities Exchange Act of 1934, as amended;

“Form S-3”	means such form under the Securities Act as is in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

“Form S-3 Holders”	has the meaning ascribed thereto in Clause 3.3(b) hereto;

“Form S-3 Initiators”	has the meaning ascribed thereto in Clause 3.3 hereto;

“Holder”	means any other person owning of record Registrable Securities or any transferee of record of such Registrable Securities;

“Holder Violation”	has the meaning ascribed thereto in Clause 3.7(b) hereto;

“Initial Offering”	means the Company’s first registered firm commitment underwritten public offering of its Ordinary Shares;

“Initiating Holders”	has the meaning ascribed thereto in Clause 3.1(a) hereto;

“Ordinary Shares”	means the ordinary shares of €0.015 each in the capital of the Company and each an “Ordinary Share”

“Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares;

“Qualified Initial Offering”	means a registered firm commitment underwritten public offering by the Company of its Ordinary Shares resulting in aggregate gross cash proceeds greater than US$50,000,000 and the public offering price per Ordinary Share is not less than US$9.27 (as adjusted pursuant to any share consolidation or subdivision);

“Registrable Securities”	means (a) any ordinary shares in the capital of the Company issuable or issued upon conversion of the Preferred Shares or into which such Preferred Shares convert; and (b) any ordinary shares in the capital of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above described securities;

“Registration Expenses”	mean all expenses incurred by the Company in complying with Clauses 3.1, 3.2 and 3.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company);

“SEC”	means the Securities and Exchange Commission;

“Securities Act”	means the Securities Act of 1933, as amended;

“Selling Expenses”	means all underwriting discounts and selling commissions applicable to the sale and stamp duty or other transfer taxes payable by the Holders and relating to Registrable Securities;

“Shareholders”	means all those persons from time to time holding a Capital Share or Capital Shares and the expression “Shareholder” shall be construed accordingly;

“Special Registration	has the meaning ascribed thereto in Clause 3.10 hereto;
Statement”

“Suspension Period”	has the meaning ascribed thereto in Clause 3.5(a) hereto; and

“Violation”	has the meaning ascribed thereto in Clause 3.7(a) hereto.

1.2	In this Deed, unless the context requires otherwise:

(a) headings are for convenience only and shall not affect the interpretation of this Deed;

(b) any reference to a Recital or Clause is to the relevant Recital or Clause of this Deed;

(c) the singular includes the plural and vice versa and any gender includes the other genders;

(d) a reference to a person (including a Party) includes a reference to that person’s legal personal representatives, successors and permitted assigns;

(e)	words such as “hereunder”, “hereto”, “hereof”, and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Deed and not to any particular Clause.

2	Termination and Waiver

The	Parties agree that as of the Effective Date and as between themselves:

2.1	clause 10 of the Agreement shall be terminated and all the rights and obligations of the Parties in relation thereto shall cease and determine; and

2.2	Holdings shall irrevocably waive all and any rights or claims which it may now have, which it may have had at any time in the past or which it may have at any time in the future to bring a claim against Fleetmatics Group in respect of such rights under clause 10 of the Agreement.

3	Registration Rights

3.1	Demand Registration

(a)	Subject to the conditions of this Clause 3.1, if the Company shall receive a written request from Holders of twenty-five percent (25%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement for the public offering of securities of the Company covering the registration with the SEC of at least twenty-five percent (25%) of the Registrable Securities then outstanding, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders of Registrable Securities, and subject to the limitations of this Clause 3.1, use their reasonable efforts to effect, in accordance with Clause 3.5, the registration for public offering of all Registrable Securities with the SEC that all such Holders request to be registered.

(b)

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Clause 3.1 or any request pursuant to Clause 3.3 and the Company shall include such information in the written notice referred to in sub-clause 3.1(a) or sub-clause 3.3(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Clause 3.1 or Clause 3.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting shall be allocated to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company or its employees, directors or officers are first entirely excluded from the underwriting and registration; provided, further, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below fifty percent (50%) of the total amount of securities included in such registration. Any Registrable Securities excluded from such underwriting shall be excluded from the registration.

(c)	The Company shall not be required to effect a registration pursuant to this Clause 3.1:

(i)	after the Company has effected two (2) registrations pursuant to this Clause 3.1, and such registrations have been declared or ordered effective;

(ii)

until the earlier of (i) the third (3rd) anniversary of 23 November 2010 (provided that the proposed Initial Offering in respect of which the Initiating Holders seek to exercise the registration rights set forth in this Clause 3.1 is a Qualifying Initial Offering), and (ii) one hundred eighty (180) days following the effective date of the registration statement pertaining to an Initial Offering;

(iii)	if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to sub-clause 3.1(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days;

(iv)	if the Company shall furnish to Holders requesting a registration statement pursuant to this Clause 3.1 a certificate signed by the chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and the Shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period;

(v)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vi)	if the Registrable Securities can be sold pursuant to Rule 144 of the Securities Act.

3.2	Piggyback Registrations

(a)

The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement with the SEC for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder of Registrable Securities desiring to include in any such registration statement all or any part of the

Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)	If the registration statement of which the Company gives notice under this Clause 3.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Clause 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Deed, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten, the number of securities that may be included in the underwriting shall be allocated, first, to the Company; and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the employees, directors or officers of the Company are first entirely excluded from the underwriting and registration; provided, further, that no such reduction shall reduce the amount of Registrable Securities of the selling Holders included in the registration below fifty percent (50%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include securities of any other selling Shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	The Company shall have the right to terminate or withdraw any registration initiated by it under Clause 3.2 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include securities in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Clause 3.4 hereof.

3.3	Form S-3 Registration

In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (the “Form S-3 Initiators”), the Company will:

(a)	promptly give written notice of the proposed registration and any related qualification or compliance to all other Holders of Registrable Securities; and

(b)	as soon as practicable thereafter, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Form S- 3 Initiators’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given by such Holder or Holders within fifteen (15) days after receipt of the said written notice from the Company (such Holders, together with the Form S-3 Initiators, the “Form S-3 Holders”); provided, however, that the Company shall not be obligated to effect any registration, qualification or compliance pursuant to this Clause 3.3:

(i)	if Form S-3 is not available for such offering by the Form S-3 Holders;

(ii)	if the Form S-3 Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars (US$1,000,000);

(iii)	if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Clause 3.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days;

(iv)	if the Company shall furnish to the Form S-3 Holders a certificate signed by the chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and the Shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Form S-3 Initiators under this Clause 3.3; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

(v)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for any Holder or Holders pursuant to this Clause 3.3, or

(vi)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)	Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Form S-3 Holders. Registrations effected pursuant to this Clause 3.3 shall not be counted as demands for registration or registrations effected pursuant to clause 1.1.

3.4	Expenses of Registration

Except as specifically provided herein, all Registration Expenses shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of the securities so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Clauses 3.1 or 3.3, the request of which has been subsequently withdrawn by the Initiating Holders in the case of Clause 3.1 or the Form S-3 Initiators in the case of Clause 3.3 unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders or Form S-3 Initiators, as the case may be, were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to sub-clauses 3.1(c)(iv) or 3.3(b)(iv), as applicable, to undertake any subsequent registration, in which event such registration shall be deemed to have been effected for purposes of all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration on a pro rata basis based on the total number of securities for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to paragraph (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to sub-clauses 3.1(c)(i) or 3.3(b)(v), as applicable, to undertake any subsequent registration.

3.5	Obligations of the Company

Whenever requested to effect the registration of any Registrable Securities pursuant to Clauses 3.1 or 3.3 the Company shall, subject to the limitations set out in Clauses 3.1 and 3.3, as expeditiously as reasonably possible:

(a)

prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders or Form S-3 Holders, as the case may be, hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material non-public information or events involving the Company or any member of its group, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld or delayed. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 120 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b)	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in sub-clause 3.5(a) above.

(c)	Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)	Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such states or jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)

Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

3.6	Delay of Registration; Furnishing Information

(a)	No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Clause 3.

(b)	It shall be a condition precedent to the obligations of the Company to take any action pursuant to Clause 3l that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)	The Company shall have no obligation with respect to any registration requested pursuant to Clauses 3.1 or 3.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Clauses 3.1 or 3.3, whichever is applicable.

3.7	Indemnification

In the event that any Registrable Securities are included in a registration statement under Clauses 3.1, 3.2 or 3.3:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided however, that the indemnity agreement contained in this Clause 3.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder or underwriter.

(b)	To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal, state or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this sub-clause 3.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Clause 3.7 exceed the net proceeds from the offering received by such Holder.

(c)

Promptly after receipt by an indemnified party under this Clause 3.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Clause 3.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the Parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Clause 3.7 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 3.7.

(d)	If the indemnification provided for in this Clause 3.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)	The obligations of the Company and Holders under this Clause 3.7 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Clause 3.7 would apply that is covered by a registration filed before termination of this Deed, such termination. No indemnifying party, in the defence of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.8	Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Clause 3 may be assigned by a Holder to any transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall enter into a Deed of Adherence.

3.9	Limitation on Subsequent Registration Rights

After the Effective Date, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, either on par or superior to the holders of Preferred Shares, without the approval of holders of a majority of the then issued Preferred Shares voting together as a class on an as-converted basis.

3.10	“Market Stand-Off” Agreement

Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Capital Shares (or other securities) of the Company held by such Holder (other than those included in the registration) (i) during the one-hundred and eighty (180)-day period following the effective date of the Initial Offering (or such longer period, not to exceed eighteen (18) days after the expiration of such one-hundred and eighty (180)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711), and (ii) during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed eighteen (18) days after the expiration of such ninety (90)-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) and (ii) above, all officers and directors of the Company are bound by and have entered into similar agreements. The obligations described in this Clause 3.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future (either, a “Special Registration Statement”).

3.11	Agreement to Furnish Information

Each Holder agrees to do, execute and perform all such further deeds, documents, assurances, acts and things as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Clause 3.10 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Capital Shares (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described this Clause 3.11 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Capital Shares (or other securities) subject to the foregoing restriction until the end of such ten (10) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Clause 3.10 and this Clause 3.11. Each of the Shareholders and the Company acknowledge and agree that the underwriters of the Company’s securities are intended third party beneficiaries of Clause 3.10 and this Clause 3.11 and accordingly such underwriters shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

3.12	Registration in all Jurisdictions

The rights as provided in this Clause 3 are applicable for public offerings by the Company in the United States only. In the event that the Company may propose to become a publicly traded company in a jurisdiction other than the United States, (i) the Company shall take all reasonable steps necessary such that any Capital Shares held by Holdings are freely tradable on any stock exchange on which the Company proposes to list, and (ii) the Company shall use its best efforts to ensure its compliance with the obligations set out in the securities laws of that jurisdiction or in any rules of the stock exchange of that jurisdiction on which it proposed to list following the exercise of Holders rights pursuant to Clauses 3.1, 3.2 and 3.3.

4	The Articles

4.1	If, during the continuance of this Deed, there shall be any conflict between the provisions of this Deed and the provisions of the Articles then, during such period, the provisions of this Deed shall prevail.

4.2	Each of the Parties hereby undertakes with each other fully and promptly to observe and comply with the provisions of this Deed to the intent and effect that each and every provision hereof shall be enforceable by the said Parties inter se and in whatever capacity.

5	Notices

5.1	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Deed or in any Deed of Adherence or such other address as the recipient may designate by notice given in accordance with the provisions of this Clause 5.1.

5.2	Any such notice may be delivered personally or by registered letter (airmail if overseas) or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered during normal business hours, if by registered post upon receipt or forty-eight (48) hours after posting, whichever is the earlier, and if by facsimile transmission when despatched to the recipient’s current facsimile number.

6	Further Assurance

The Parties shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties may reasonably require by notice in writing to the others to carry the provisions of this Deed into full force and effect.

7	Waiver

7.1	Any Holder may waive in writing the benefit of any provision of this Deed with respect to itself for any purpose. No failure to exercise and no delay in exercising on the part of any of the Parties any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.2	The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies otherwise provided by law.

8	Miscellaneous Provisions

8.1	Except as otherwise provided in Clauses 3.8 or 3.12, none of the Parties may assign his or its rights or obligations in whole or in part hereunder without the prior written consent of the other Parties. Nothing in this Clause shall prevent a transfer of Shares, interests therein, or rights to proceeds arising therefrom made pursuant to articles of association of the Company, provided always that it shall be a condition of any such transfer that the transferee executes a deed of adherence.

8.1	No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

8.2	No announcement or disclosure regarding all or any part of the transactions contemplated by this Deed shall be made by any of the Parties without the prior written approval of the other Party save for any such announcement as is required to be made under any applicable law in which case the announcement shall be made only after consultation with the other Parties and after the other Party has, where practicable, been given the opportunity to approve such announcement.

8.3	This Deed contains the whole Deed between the Parties relating to the transactions provided for in this Deed and supersedes all previous Deeds (if any) between such Parties in respect of such matters and each of the Parties acknowledges that in agreeing to enter into this Deed it has not relied on any representations or warranties except for those contained in this Deed.

8.4	Each of the provisions of this Deed is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

8.5	This Deed may be executed in several counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same Deed. This Deed shall become effective and be dated (and each counterpart shall be dated) on the date first written above between the Parties which have executed and delivered a counterpart. Immediate evidence that a counterpart engrossment has been executed may be provided by transmission of such counterpart engrossment by fax machine or a scanned version thereof by email with the original executed counterpart engrossment to be put in the post as soon as practicable thereafter.

8.6	This Deed and all non-contractual obligations arising from or connected with it are governed by and construed in accordance with the laws of Ireland. Each of the Parties hereby agrees that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and for such purposes irrevocably submits to the jurisdiction of such courts.

In Witness whereof this Deed has been duly executed on the date shown at the beginning of this Deed and delivered as a Deed.

Signed by FLEETMATICS INVESTOR HOLDINGS, L.P.

/s/ Michael Simatos
General Partner

GIVEN under the common seal of FLEETMATICS GROUP LIMITED

/s/ James M. Travers
General Partner

/s/ Jack Noonan
Director/Secretary

GIVEN under the common seal of FLEETMATICS GROUP PUBLIC LIMITED COMPANY

/s/ James M. Travers
Director

/s/ Jack Noonan
Director/Secretary